Exhibit 5.1

December 13, 2017

CASI Pharmaceuticals, Inc.
9620 Medical Center Drive, Suite 2600
Rockville, MD 20850

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to CASI Pharmaceuticals, Inc. (the “Company”) in connection with the preparation of shelf registration statement on Form S-8, to be filed on the date hereof (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to 8,592,817 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) that may be issued or sold pursuant to the CASI Pharmaceuticals, Inc. 2011 Long-Term Incentive Plan (as amended, the “2011 Plan”) and the EntreMed, Inc. 2001 Long-Term Incentive Plan (the “2001 Plan” and together with the 2011 Plan, the “Plans”).

This opinion is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with rendering the opinions set forth in this letter, we have examined and relied upon the following:

(i)    the Registration Statement;

(ii)   the Amended and Restated Certificate of Incorporation of the Company and each Certificate of Amendment thereto, as certified by the Secretary of the State of Delaware (the “Certificate of Incorporation”);

(iii)  the Amended and Restated Bylaws of the Company, as currently in effect and as certified by the Secretary of the Company (the “Bylaws”);

(iv)  a copy of certain resolutions of the board of directors of the Company (the “Board of Directors”), adopted on November 17, 2017, relating to the registration of the Securities, as certified by the Secretary of the Company; and

(v)   such other corporate records, certificates and other documents as we have deemed necessary or appropriate for rendering the opinions hereinafter expressed.

CASI Pharmaceuticals, Inc.

December 13, 2017

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.            We have assumed without verification (i) the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

B.            The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing.

C.            We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company or any committees thereof that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

D.            We have assumed without verification the accuracy, completeness, and authenticity of all corporate records made available to us by the Company and statements of fact on which we are relying.

E.             We express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Delaware and the federal laws of the United States. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

In rendering this opinion, we have assumed that, upon the issuance of any of the Common Stock that may be offered and sold under the Registration Statement, the total number of issued and outstanding Common Stock after giving effect to such issuance would not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate of Incorporation, as it may then be amended.

Based on the foregoing, upon the assumptions that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that the 8,592,817 shares of Common Stock subject to the Plans have been duly authorized by the Company and that when issued or sold upon the exercise of options or stock appreciation rights in accordance with their terms and the terms of the Plans or upon the award of restricted stock, performance shares or stock-based awards in accordance with their terms and the terms of the Plans and for legal consideration of not less than $0.01 per share, will be validly issued, and upon receipt of full consideration therefor, will be fully paid and nonassessable.

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to reference our firm under “Legal Matters” thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Arnold & Porter Kaye Scholer LLP

ARNOLD & PORTER KAYE SCHOLER LLP